UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 31, 2019

Sun Pacific Holding Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-51935	90-1119774
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

215 Gordon’s Corner Road, Suite 1A Manalapan, NJ 07726

(Address of principal executive offices)

Registrant’s telephone number, including area code	732-845-0906

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2019, pursuant to an Indenture of Trust entered into by our subsidiary, MedRecycler-RI, Inc., a Rhode Island corporation and UMB Bank, N.A., a national banking association (“UMB”) (the “Indenture”), Sun Pacific Holding Corp. (the “Company”) entered into that certain Guarantee of Payment and Performance with UMB acting as Trustee, whereby the Company agreed to guarantee any and all payments and/or other obligations owed by MedRecycler-RI, Inc. pursuant to the Indenture.

Under the terms of the Indenture, MedRecycler-RI, Inc. issued a promissory note in the amount of $6,025,000.00 as bridge financing for the initial buildout and payment for the purchase of certain equipment and other costs related to a waste to energy facility in the state of Rhode Island (the “Note”). The Note is generally secured by all assets of MedRecycler-RI, Inc. as well as certain pledges, guarantees, and other collateral made by MedRecycler-RI, Inc. and affiliates of the Company, including the Guarantee of Payment and Performance disclosed herein. The Note matures on January 29, 2020. Interest payments are generally prepaid in a segregated account coming due July 29, 2019 and January 29, 2020. The intent is to have the Note paid down with larger long-term financing through a separate indenture of trust. We assume that any replacement long-term financing shall also require, at a minimum, the same pledges, guarantees, and other collateral.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Guarantee of Payment and Performance between the Company and UMB Bank, N.A. dated February 7, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sun Pacific Holding Corp.
(Registrant)

Date:	February 11, 2019
By:	/s/ Nicholas Campanella
Name:	Nicholas Campanella
Title:	Director